Oakhurst Company, Inc.
December 29, 1998
Page 1

SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 29, 1998, AMONG KTI, INC., A NEW JERSEY CORPORATION, FINOVA CAPITAL CORPORATION, A DELAWARE CORPORATION AND OAKHURST COMPANY, INC., A DELAWARE CORPORATION

                              LETTER LOAN AGREEMENT

                                December 29, 1998

Oakhurst Company, Inc.
3365 Spruce Lane
Grapevine, Texas 76501

         RE:      $11,500,000 Multiple Advance Term Loan Facility

Gentlemen:

         KTI, Inc. ("KTI") agrees to make advances to Oakhurst Company, Inc., a Delaware corporation (the "Borrower" or "OCI"), for the benefit of Oakhurst Technology, Inc., a Delaware corporation ("OTI") in an aggregate amount of up to $11,500,000 (the "Facility Limit"), subject to adjustment as hereinafter set forth, from now until April 30, 2001 under a promissory note dated the date of this agreement (the "Note") upon the following terms and conditions:

         1. Making and Repaying the Advances; Interest Rate; Use of Proceeds.
The proceeds of each advance will be the used by the Borrower as an equity investment in OTI, which is the designated "KTI Affiliate" under that certain Investment Agreement dated as of December 29, 1998, between KTI and New Heights Recovery & Power, LLC, a Delaware limited liability company ("New Heights") and that certain Amended Plan of Reorganization for New Heights as confirmed and modified by an order dated December 15, 1998 of the United States Bankruptcy Court for the District of Delaware (the "Amended Plan"). The proceeds of each advance shall be used by the Borrower only for equity contributions to OTI in order to enable OTI (a) to satisfy its (or KTI's) obligations as the KTI Affiliate and member of New Heights under the Amended Plan and Investment Agreement, (b) to invest in businesses having the potential of expanding or enhancing the recycling of rubber or tires, and (c) to reimburse (or to contribute capital to New Heights to enable New Heights to reimburse or pay) KTI for any drawings on or costs related to the BFI Letter of Credit (as defined below), or the Acknowledgment (as defined below) including, without limitation, loans made by KTI, Inc. to New Heights. Any equipment purchased (or moving costs related to the moving of equipment) under the "Business Plan" described in the Amended Plan shall
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be deemed advances under clause(a) of this paragraph 1, the amount thereof being the cost or fair market value of such equipment; provided that the equipment contributed from the "Franklin Park" facility (as described in the Business
Plan) shall be at the value designated in the Investment Agreement.

         KTI does not have to make any advance if an Event of Default (as defined below) has occurred, if KTI has terminated its commitment under this Agreement pursuant to paragraph 8 below or if any of the representations and warranties of OCI or OTI in this Agreement would not be true if made on the date of that advance. Also, KTI does not have to make any advance to the Borrower until KTI has received (w) a duly executed Pledge Agreement dated as of the date hereof, in the form of Exhibit A hereto (the "Pledge Agreement") pursuant to which the Borrower pledges and grants a security interest in all of the issued and outstanding capital stock of OTI to KTI to secure its obligations hereunder, together with stock certificates and executed but undated stock powers or assignments related thereto, and any other security agreements, other security documents, financing statements, lien searches, opinions, certified resolutions, opinions of counsel, or other documents or collateral that KTI may require, all satisfactory to KTI, (x) a Non-exclusive License to Use Technology dated as of the date hereof duly executed by OTI and KTI Recycling, Inc. (the "Royalty Agreement"), (y)the Investment Agreement dated the date hereof (the "OCI Investment Agreement") between KTI, OCI and OTI, and (z) an intercreditor agreement with FINOVA Capital Corporation, in form and substance reasonably acceptable to KTI (the "Intercreditor Agreement"). This Agreement, the Note, the Pledge Agreement, the Royalty Agreement, the OCI Investment Agreement and the Intercreditor Agreement are collectively referred to herein as the "Loan Documents."

         The Borrower may prepay all or a portion of the Note at any time, without premium or penalty. Amounts prepaid may not be reborrowed. All amounts outstanding under the Note shall be due and payable in full on the earlier of April 30, 2001 or the date KTI terminates its commitment under this Agreement pursuant to paragraph 8 below.

         All amounts outstanding under the Note shall bear interest at the rate of fourteen percent (14%) per annum, calculated on the basis of actual days elapsed and a year of 360 days (the "Note Rate"). Interest shall be payable quarterly in arrears, commencing with the calendar quarter ended March 31, 1999. To the extent any interest is not paid in full when due, then the unpaid portion shall be added to principal and bear interest at the Note Rate.

         2. Adjustments to Principal Amount. The Facility Limit will be increased to an amount not to exceed $17,000,000 in the event (a)automatic advances made under paragraph 7 cause the then-current Facility Limit to be exceeded by the amount of such excess, and (b)the amount required by OTI to fund the Business Plan under the Investment Agreement and the Amended Plan exceed the sum of proceeds from the sale of common stock under the OCI Investment Agreement plus all advances made under the then-current Facility Limit by the amount of such excess. In such case, the Borrower shall execute and deliver a promissory note to KTI in the principal amount of such increase, and otherwise having the same terms as the
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Note, and deliver to KTI such authorizing resolutions, certificates of good standing, opinions, reaffirmations and other documents related to the increase requested by KTI.

     The Facility Limit will be decreased (x)by $7,500,000, in the event that the Phase Two Business Plan (as defined in the Investment Agreement) is not implemented by the time set forth in the Amended Plan, (y)by $3,500,000, in the event that the Phase Three Business Plan (as defined in the Investment Agreement) is not implemented by the time set forth in the Amended Plan, and
(z)by the cost of the acquisition of additional common stock of the Borrower in the event the holders of certain stock options to purchase common stock of the Borrower breach their agreement regarding the exercise of such options.

         3. Representations. The Borrower and OTI each represents and warrants to KTI as follows:

                  a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  b) The execution, delivery and performance of this Agreement, the Note, the Pledge Agreement and all other instruments and agreements executed by it in connection with this Agreement, and the other Loan Documents have been properly authorized by all necessary corporate action and do not require governmental approval.

                  c) The Loan Documents to which it is a party have been properly executed and constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms.

                  d) The financial statements that the Borrower has furnished to KTI fairly represent the Borrower's financial condition on the date of those statements and the results of the Borrower's operations for the periods referred to in those statements. Those statements were prepared in accordance with generally accepted accounting principles. There have been no material adverse changes in the Borrower's properties or financial condition since the date of the latest statements.

                  e) There are no actions, suits or proceedings pending or threatened against or affecting the Borrower or the Borrower's properties before any court or governmental agency.

         4. Reporting The Borrower will not change its fiscal year end from February 28, and will deliver to KTI the following financial statements in a form acceptable to KTI:

                  a) The Borrower's annual financial statements within 120 days after the end of each fiscal year, audited by Deloitte& Touche or any other independent certified public accountant of nationally recognized standing, reasonably satisfactory to KTI.
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                  b) The Borrower's quarterly internally-prepared financial
         statements and a covenant compliance certificate within 60 days after the end of each quarter, each certified as accurate by an officer of the Borrower.

         The financial statements described in clauses (a) and (b) above shall be prepared in accordance with generally accepted accounting principles, consistently applied. The Borrower will also notify KTI within 30 days after any lawsuit or other legal proceeding in which the damages sought exceed $10,000 has been begun against the Borrower or any of its subsidiaries, including OTI.

         5. Other Affirmative Covenants Unless KTI shall otherwise consent in writing, the Borrower will:

                  a) Pay the Borrower's taxes (including payroll and withholding taxes) when due.

                  b) Keep adequate and proper financial records, and permit KTI to examine those records and inspect the Borrower's property, and discuss the Borrower's affairs and finances with the Borrower's officers, at any reasonable time.

                  c) Keep the Borrower's business adequately insured, and maintain the insurance required under any security agreement or mortgage.

                  d) Maintain the Borrower's and OTI's corporate existence in good standing under the laws of the state of Delaware.

                  e) Maintain the Borrower's properties in good condition, repair and working order.

                  f) Comply in all material respects with all laws, rules and regulations to which the Borrower and its subsidiaries, including OTI, may be subject.

         6. Negative Covenants Unless KTI shall otherwise consent in writing, the Borrower will not:

                  a) Grant any mortgage, security interest or any other lien on any of the Borrower's assets (including capitalized leases), or permit any such lien to exist or continue except for: (i) liens in KTI's favor, (ii) liens in favor of FINOVA Capital Corporation pursuant to the Loan and Security Agreement (the "FINOVA Agreement") between FINOVA Capital Corporation ("FINOVA") and "Borrowers" (as the term is defined in the FINOVA Agreement: Oakhurst Company, Inc., Steel
         City Products, Inc., Puma Products, Inc., H&H Distributors, Inc., Dowling's Fleet Service Co., Inc., Oakhurst Management Corporation, Oakhurst Holdings, Inc., and G&O Sales Company) (the "FINOVA Borrowers"), dated as of March 28, 1996, as in effect on the
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         date hereof; and (iii) deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations and liens of carriers, warehousemen, mechanics and materialmen for sums not due, in each case arising in the ordinary course of business of the Borrower, liens for taxes, fees, assessments and governmental charges not delinquent, liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds, encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower, and capitalized leases provided that the aggregate annual payments owed by the Borrower under such capitalized leases do not exceed $100,000.

                  b) Borrow any money, or sign any promissory note, except for:
         (i) loans from KTI and notes to KTI, (ii) indebtedness secured by liens permitted under a) above, (iii) indebtedness of the Borrower pursuant to the FINOVA Agreement (iv)trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, (v)existing indebtedness as reflected in the financial statements of Borrower as of August 31, 1998 delivered to KTI and
         (vi)"Permitted Intercompany Transactions" as set forth in Section 14 of the Schedule to the FINOVA Agreement.

                  c) Guarantee any obligations, except the endorsement of checks for collection and the indebtedness of the FINOVA Borrowers.

                  d) Make any investments in "Affiliates" ("Affiliates" means any person controlling, controlled by or under common control with any of the Borrowers) other than the acquisition of common stock of OTI or capital contributions to OTI, or in bank accounts or certificates of deposit and federal government securities of a maturity of one year or less.

                  e) Sell any property subject to liens of KTI, sell any of the Borrower's assets if such sale will materially and adversely affect the Borrower's ability to repay advances made to Borrower by KTI or sell Dowling's Fleet Service Co., Inc., unless substantially all of the cash portion of the sale proceeds is used to paydown the indebtedness owed to FINOVA under the FINOVA Agreement or any non-cash consideration may be pledged to FINOVA to secure such indebtedness.

                  f) Consolidate or merge with any other business, or acquire the assets of any other business.

                  g) Engage in any line of business other than the Borrower's (and its subsidiaries) current businesses, or permit OTI to engage in any business other than owning its membership interest in New Heights or in a business engaged principally in the production and incineration of crumb rubber or other related businesses which have the potential to enhance or expand rubber or tire recycling.

                  h) Pay any dividends or otherwise make any distributions on, or redemptions of, any of its outstanding stock.

         7. KeyBank Letter of Credit and Acknowledgment; Automatic Advances. As contemplated by paragraph 6 of Article XIII of the Amended Plan, KTI has caused KeyBank National Association ("KeyBank") to issue a letter of credit (the "BFI Letter of Credit") to Browning-Ferris Industries of Illinois, Inc. ("BFI") for the account of KTI, in order to secure and provide for reimbursement to BFI for the costs of New Heights' remediation obligations relating to the current stockpile of tire pieces in the event BFI performs such obligations. KTI has agreed to reimburse and pay all fees to KeyBank relating to the BFI Letter of Credit, including reimbursement of any drawings thereunder. KTI has executed and delivered to New Heights an acknowledgment to fund the obligations of OTI under the Investment Agreement (the "Acknowledgment"). OTI hereby agrees to make a capital contribution to New Heights to enable New Heights to pay or reimburse KTI for any amounts paid by KTI in connection with the BFI Letter of Credit or the Acknowledgment. KTI is hereby authorized, without request or notice of any kind, to automatically make advances of the Loan hereunder to itself to reimburse itself for any payments to KeyBank with respect to the BFI Letter of Credit or for payment or performance by KTI under the Acknowledgment, including all reasonable expenses relating thereto, and to the extent the Facility Amount is then insufficient to fund such advances, the Facility Amount will be automatically increased to provide for such advances.

         8. Events of Default Each of the following shall be an Event of
Default:

                  a) The Borrower shall fail to pay when due any amount owing on any Note or any other indebtedness to KTI that the Borrower owes or has guaranteed.

                  b) Any event referred to in any Note that permits KTI to declare that Note due and payable shall occur.

                  c) The Borrower shall breach any of the Borrower's other obligations under this Agreement and such breach shall continue for 30 days after KTI gives the Borrower notice thereof.

                  d) An event of default shall occur under any of the Loan Documents or any other document securing any Note, or under the FINOVA Agreement.

                  e) Any representation or warranty that the Borrower has made under this Agreement or any other Loan Document shall prove to have been untrue when made.
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                  f) The Borrower or OTI shall become insolvent, or the subject of any bankruptcy, reorganization, debt arrangement, dissolution or liquidity proceeding.

         If any Event of Default described in clause f) above occurs, KTI's commitment under this Agreement shall automatically terminate and the Notes and all of the Borrower's other obligations to KTI under this Agreement shall immediately become due and payable. If any other Event of Default occurs, KTI may, without giving the Borrower notice, declare KTI's commitment to make advances under this Agreement terminated and/or declare the principal balance of each Note and all accrued interest to be immediately due, and KTI may exercise any other rights and remedies available to KTI by law or agreement. The Borrower hereby irrevocably authorizes KTI to set off all sums owing by the Borrower to KTI against all deposits and credits the Borrower may have with, and any claims the Borrower may have against, KTI at any time after an Event of Default occurs.

         9. Fees and Expenses The Borrower and OTI agree to pay all of the costs and expenses incurred by KTI in connection with the negotiation, preparation, execution, perfection, administration, amendment, or enforcement of this Agreement and the other Loan Documents, including attorney's fees and expenses and internal time charges reasonably determined by KTI for lawyers employed by KTI.

         10. Miscellaneous

                  a) If KTI does not exercise some right KTI has against the Borrower, or if KTI delays in exercising a right, that does not mean that KTI gives up that right.

                  b) No Loan Document can be changed unless KTI signs or consents in writing to a written amendment.

                  c) This Agreement is the entire agreement between KTI and the Borrower with respect to the $11,500,000 line of credit. This Agreement takes the place of any conversations, oral agreements and commitment letters or other letters between KTI and the Borrower.

                  d) This Agreement shall be binding upon the Borrower and OTI, and their successors and assigns, and shall inure, together with the rights and remedies of KTI hereunder, to the benefit of, and be enforceable by, KTI and its successors, transferees and assigns. Without limiting the generality of the foregoing, KTI may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement and the Loan Documents to any other Person.

                  e) Each of the Borrower and OTI agrees to the provisions contained in Exhibit B attached hereto, which provisions are fully incorporated herein.
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                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     Please indicate the Borrower's acceptance of this Agreement by signing the enclosed copy of this letter and returning it to the undersigned.

                                Very truly yours,

                                KTI, INC.

                                By /s/ Robert E. Wetzel
                                   ---------------------
                                Name Robert E. Wetzel
                                Its Senior Vice President


Accepted this 29th day of December, 1998.

BORROWER:

OAKHURST COMPANY, INC.

By /s/ Robert M. Davies
-------------------------------
Name Robert M. Davies
Its Chairman and CEO

OTI:

OAKHURST TECHNOLOGY, INC.

By /s/ Robert M. Davies
-------------------------------
Name Robert M. Davies
Its Chairman and CEO

                                    EXHIBIT B

       Joint and Several Obligations; Terms with Respect to Obligations.

         If it is at any time determined that either OCI or OTI is liable as a guarantor with respect to such Obligations arising in connection with Loan or advances made to the other (the "Guaranteed Obligations"), each of OCI and OTI hereby agrees to the following terms:

                  (a) Obligations Absolute. No act or thing need occur to establish the liability of OCI or OTI for the Guaranteed Obligations, and no act or thing, except full payment and discharge of all such Guaranteed Obligations, shall in any way exonerate OCI or OTI or modify, reduce, limit or release the liability of OCI or OTI for its Guaranteed Obligations. The obligations of OCI or OTI for its Guaranteed Obligations shall be absolute, unconditional, and irrevocable, and shall not be subject to any right of setoff or counterclaim by OCI or OTI.

                  (b) Continuing Guaranty . OCI and OTI shall each be liable for its Guaranteed Obligations, plus accrued interest thereon and all attorneys' fees, collection costs and enforcement expenses referable thereto. Guaranteed Obligations may be created and continued in any amount without affecting or impairing the liability of OCI or OTI therefor. No notice of such Guaranteed Obligations already or hereafter contracted or acquired by KTI, or any renewal or extension of any thereof need be given to OCI or OTI and none of the foregoing acts shall release OCI or OTI from liability hereunder. The agreement of OCI or OTI pursuant to the Credit Agreement with respect to its Guaranteed Obligations is an absolute, unconditional and continuing guaranty of payment of such Guaranteed Obligations and shall continue to be in force and be binding upon OCI or OTI until such Guaranteed Obligations are paid in full and the Credit Agreement is terminated, and KTI may continue, at any time and without notice to such Borrower, to extend credit or other financial accommodations and loan monies to or for the benefit of the other on the faith thereof. Each of OCI and OTI hereby waives, to the fullest extent permitted by law, any right they may have to revoke or terminate its guaranty of the Guaranteed Obligations before the Guaranteed Obligations are paid in full and the Credit Agreement is terminated. In the event either OCI or OTI shall have any right under applicable law to otherwise terminate or revoke its guaranty of the Guaranteed Obligations which cannot be waived, such termination or revocation shall not be effective until written notice of such termination or revocation, signed by person, is actually received by KTI's officer responsible for such matters. Any notice of termination or revocation described above shall not affect OCI's or OTI's guaranty of the Guaranteed Obligations in relation to (i) any of the Guaranteed Obligations that arose prior to receipt thereof or (ii) any of the Guaranteed Obligations created after receipt thereof, if such Guaranteed Obligations were incurred through loans by KTI , and/or for the purpose of protecting any collateral, including, but not limited, to all protective advances, costs, expenses, and attorneys' and paralegals' fees, whensoever made, advanced or incurred by KTI in connection with the Guaranteed Obligations. If, in reliance on either OCI or OTI's guaranty of its

         Guaranteed Obligations, KTI makes loans or other advances to or for the benefit of the other or takes other action under this Agreement after such aforesaid termination or revocation by the undersigned but prior to the receipt by KTI of said written notice as set forth above, the rights of KTI shall be the same as if such termination or revocation had not occurred.

                  (c) Other Transactions. Whether or not any existing relationship between OCI and OTI has been changed or ended, KTI may, but shall not be obligated to, enter into transactions resulting in the creation or continuance of other obligations of the other to KTI, without consent or approval by the other and without notice to the other, and all such obligations shall be guaranteed by virtue of the Credit Agreement. The liability of OCI and OTI under the Credit Agreement with respect to the Guaranteed Obligations shall not be affected or impaired by any of the following acts or things (which KTI is expressly authorized to do, omit or suffer from time to time, without notice to or approval by OCI or OTI): (i) any acceptance of collateral security, other guarantors, accommodation parties or sureties for any or all Guaranteed Obligations; (ii) any one or more extensions or renewals of Guaranteed Obligations (whether or not for longer than the original period) or any modification of the interest rates, maturities or other contractual terms applicable to any Guaranteed Obligations; (iii) any waiver or indulgence granted to the other Borrowers, any delay or lack of diligence in the enforcement of Guaranteed Obligations, or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any Guaranteed Obligations; (iv) any full or partial release of, settlement with, or agreement not to sue,OCI or OTI or any other guarantor or other person liable in respect of any Guaranteed Obligations; (v) any discharge of any evidence of Guaranteed Obligations or the acceptance of any instrument in renewal thereof or substitution therefor; (vi) any failure to obtain collateral security for Guaranteed Obligations, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to protect, ensure, or enforce any collateral security, or any modification, substitution, discharge, impairment or loss of any collateral security; (vii) any foreclosure or enforcement of any collateral security; (viii) any transfer of any Guaranteed Obligations or any evidence thereof; (ix) any order of application of any payments or credits upon Guaranteed Obligations; (x) any release of any collateral security for Guaranteed Obligations; (xi) any amendment to or modification of, any agreement between KTI and either OCI or OTI, or any waiver of compliance by OCI or OTI with the terms thereof; and (xii) any election by KTI under Section 1111(b) of the United States Bankruptcy Code.

                  (d) Waivers of Defenses and Rights. Each of OCI and OTI waives any and all defenses, claims and discharges of the other, or any other obligor, pertaining to the Guaranteed Obligations, except the defense of discharge by payment in full. Without limiting the generality of the foregoing, neither OCI nor OTI will assert, plead or enforce against KTI any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, usury, illegality or unenforceability which may be available to OCI or OTI or any other person liable in respect of any Guaranteed Obligations, or any setoff available against KTI to OCI or

         OTI or any such other person, whether or not on account of a related transaction. Each of OCI and OTI expressly agrees that it shall be and remain liable for any deficiency remaining after foreclosure of any security interest securing Guaranteed Obligations, whether or not the liability of or any other obligor for such deficiency is discharged pursuant to statute, judicial decision or contract. Each of OCI and OTI waives presentment, demand for payment, notice of dishonor or nonpayment, and protest of any instrument evidencing Guaranteed Obligations. Each of OCI and OTI agrees that its liability under the Credit Agreement for the Guaranteed Obligations shall be primary and direct, and that KTI shall not be required first to resort for payment of the Guaranteed Obligations to the other or other persons or their properties, or first to enforce, realize upon or exhaust any collateral security for the Guaranteed Obligations, or to commence any action or obtain any judgment against any other or against any such collateral security or to pursue any other right or remedy KTI may have against any other before enforcing the liability of such Person for the Guaranteed Obligations under the Credit Agreement.

                  (e) Approval of Credit. Each of OCI and OTI has, independently and without reliance upon KTI or the directors, officers, agents or employees of KTI, and instead in reliance upon information furnished by the other Borrowers and upon such other information as OCI or OTI deemed appropriate, made its own independent credit analysis and decision to guaranty the obligations of the other Borrowers pursuant to the Credit Agreement.

                  (f) Waiver of Subrogation. Each of OCI and OTI expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against the other, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and each hereby waives any benefit of, and any right to participate in, any security or collateral given to KTI to secure payment of the Guaranteed Obligations or any other liability of the other to KTI. Each of OCI and OTI further agrees that any and all claims it may have against the other, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or against any of their respective properties, whether arising by reason of any payment by such Person to KTI pursuant to the provisions hereof or otherwise, is hereby waived.